Exhibit (b)

BY-LAWS

OF

AMG BBH ASSET-BACKED CREDIT FUND, LLC

(Dated as of December 5, 2025)

ARTICLE 1

Limited Liability Company Agreement

1.1 Limited Liability Company Agreement. These By-Laws shall be subject to the Limited Liability Company Agreement, including any Class Designation, in each case, as amended or restated from time to time (the “Agreement”), of AMG BBH Asset-Backed Credit Fund, LLC, a Delaware limited liability company (the “Fund”). Capitalized terms used but not defined in these By-Laws have the meanings given to them in the Agreement. For all purposes of the Delaware Act, the Agreement and these By-Laws constitute the “limited liability company agreement” of the Fund within the meaning of the Delaware Act. These By-Laws are incorporated by reference into the Agreement. To the extent that any of the terms or provisions of these By-Laws conflict with any of the terms or provisions of the Agreement, the terms or provisions of the Agreement shall control.

ARTICLE 2

Committees

2.1 Executive and Other Committees. The Directors may appoint from their own number, and terminate, any one or more committees consisting of two or more Directors, including an executive committee which may, when the Directors are not in session, exercise some or all of the power and authority of the Directors as the Directors may determine.

2.2 Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a committee of the Directors (a “Committee”) or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, a majority of the members of any Committee shall constitute a quorum for the transaction of business of such Committee, and any action to be taken by a Committee may be taken (i) by a majority of the members of such Committee present at a meeting of such Committee (a quorum being present), including any meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time (participation by such means shall constitute presence in person at a meeting), or (ii) by written consents or consents submitted electronically of a majority of the members then in office of such Committee.

Except as specifically provided in the resolutions constituting a Committee or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, Article III, Section 3.2(b) of the Agreement shall govern the notice requirements for Committee meetings.

ARTICLE 3

Reports

3.1 General. The Directors and officers of the Fund shall render reports at the time and in the manner required by the Agreement or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Directors.

ARTICLE 4

Seal

4.1 General. The Directors may adopt a seal which shall be in such form and shall have such inscription thereon as the Directors may from time to time prescribe. Unless otherwise required by the Directors, it shall not be necessary to place the seal on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Fund.

ARTICLE 5

Execution of Papers

5.1 General. Except as the Directors, generally or in particular cases, may have authorized the execution thereof in some other manner, all checks, notes, deeds, leases, transfers, contracts, bonds, drafts and other obligations made, accepted or endorsed by the Fund and all registration statements and amendments thereto and all applications and amendments thereto filed with the Securities and Exchange Commission shall be signed by any of the President, any Vice-President, the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Directors, and need not bear the seal of the Fund.

ARTICLE 6

[Intentionally omitted]

ARTICLE 7

Amendments to the By-Laws

7.1 General. Except to the extent that the Agreement or applicable law requires a vote or consent of Members or a higher vote or consent by the Directors, these By-Laws may be amended, changed, altered or repealed, in whole or in part, by resolution of a majority of the Directors then in office at any meeting of the Directors, or by written consents or consents submitted electronically by a majority of such Directors.

7.2 Enforceability. If any provision of these By-Laws is found by a court of competent jurisdiction to be invalid or unenforceable for any reason, it is the intent and agreement of the Directors that the invalidity or unenforceability of any provision of these By-Laws shall not affect the validity or enforceability of any other provision of these By-Laws, and any invalid or unenforceable provision of these By-Laws shall be modified so as to be enforced to the maximum extent of its validity or enforceability.

ARTICLE 8

Governing Law

7.1 Governing Law. These By-Laws shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of law principles.